Exhibit 99.1

For Immediate Release	Media Contact:	Ginger Jewell
May 30, 2019		(904) 390-1457
gjewell@landstar.com

LANDSTAR APPOINTS NEW CHIEF COMMERCIAL OFFICER

Jacksonville, Fla. – Landstar System, Inc. (NASDAQ:LSTR), a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services, today announced that Robert S. Brasher has been appointed to succeed Patrick J. O’Malley as Landstar’s Vice President and Chief Commercial Officer, effective June 3, 2019. The Company also announced that Mr. O’Malley will step down from his current position with the Company on May 31, 2019, and will serve as a Special Advisor to the CEO through his anticipated retirement in February 2020.

“In his 34 years with Landstar, Pat has led the operations, safety and sales sides of the organization. His leadership has truly helped shape Landstar into the transportation industry leader we are today,” commented Jim Gattoni, President and CEO of Landstar. “Pat’s knowledge, insight and guidance has been invaluable to the entire Landstar network, including the owner-operator and independent sales agent entrepreneurs we support. We thank Pat for his significant contribution to our organization over his many years of service.”

“Landstar is an incredible Company. It has been my honor to work with so many outstanding past and present agents, BCOs and employees,” said O’Malley.

Mr. Brasher has been with Landstar for 19 years, most recently as Executive Vice President, Western Field Division. In his new role, Mr. Brasher will be responsible for Landstar’s sales via agency development and customer relations to drive business growth and market share.

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“Rob has been an integral part of Landstar’s success for many years. Through his experience with Landstar, Rob has gained significant respect and trust from our agents and customers,” said Gattoni. “Rob’s expertise in sales, agency development and customer growth has positioned him to make a seamless transition into the role of Vice President and Chief Commercial Officer.”

About Landstar

Landstar System, Inc. is a worldwide asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

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